As filed with the Securities and Exchange Commission on March 2, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDINAL HEALTH, INC.

(Exact name of registrant as specified in its charter)

Ohio	31-0958666
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7000 Cardinal Place

Dublin, Ohio 43017

(614) 757-5000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Ivan K. Fong, Esq.

Executive Vice President, Chief Legal Officer and Secretary

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

(614) 757-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John M. Gherlein, Esq. Baker & Hostetler LLP 3200 National City Center 1900 East 9th Street Cleveland, Ohio 44114 (216) 621-0200	John M. Adams, Jr., Esq. Associate General Counsel Cardinal Health, Inc. 7000 Cardinal Place Dublin, Ohio 43017 (614) 757-5000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, without par value
Debt Securities
Total	$1,000,000,000	$1,000,000,000	$107,000

(1)	There are being registered hereunder such presently indeterminate number or principal amount of Cardinal Health, Inc. common shares and debt securities as may from time to time be issued at indeterminate prices.

(2)	Plus such additional amount as may be necessary that, if any debt securities are issued with an original issue discount, the aggregate initial offering price will equal $1,000,000,000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus Subject to Completion, dated March 2, 2006

COMMON SHARES AND DEBT SECURITIES

OFFERING PRICE: $1,000,000,000

We may offer and sell, from time to time in one or more offerings:

(i)	common shares, and

(ii)	unsecured debt securities.

We will provide the terms of any offering and the specific terms of any series of debt securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

See “ Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our securities.

Our common shares are listed on the New York Stock Exchange under the symbol “CAH.” The mailing address of our executive offices is 7000 Cardinal Place, Dublin, Ohio 43017 and our telephone number is (614) 757-5000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

The date of this prospectus is                         , 2006.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may sell in one or more offerings any combination of our common shares and our debt securities with an aggregate public offering price of up to $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the specific terms of any debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in this prospectus and the information incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer, sale or solicitation is not permitted. The information appearing or incorporated by reference in this prospectus and any supplement to this prospectus is accurate only as of the date of this prospectus or any supplement to this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our” mean Cardinal Health, Inc. and its consolidated subsidiaries, and references to “Cardinal Health” refer to Cardinal Health, Inc. excluding its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on the Internet at the SEC’s web site at http://www.sec.gov and at our web site at http://www.cardinal.com under the heading “Investors,” although the information on our web site is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, which includes exhibits and other information not included in this prospectus. The SEC allows us to “incorporate by reference” in this prospectus the information we file with it. This means that we are disclosing important business and financial information to you by referring to other documents filed separately with the SEC that contain the omitted information. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Accordingly, we incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering of securities has been completed; however, we are not incorporating by reference any information furnished under Item 2.02, Item 7.01 or Item 9.01 of any Current Report on Form 8-K:

SEC Filings	Period/Date

Annual Report on Form 10-K	Fiscal Year ended June 30, 2005

Quarterly Reports on Form 10-Q	Fiscal Quarters ended September 30, 2005 and December 31, 2005

Current Reports on Form 8-K	Filed August 5, 2005, September 9, 2005, September 21, 2005, October 3, 2005, November 7, 2005, November 22, 2005, December 6, 2005, December 12, 2005 and December 22, 2005

Description of common shares contained in Registration Statement on Form 8-A	Filed August 19, 1994

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

(614) 757-5222

Attention: Investor Relations

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides a “safe harbor” for “forward-looking statements” (as defined in the PSLRA). This prospectus, any supplement to this prospectus, and any information incorporated by reference in this prospectus or any prospectus supplement, or any other written or oral statements made by or on behalf of Cardinal Health, may include or incorporate by reference forward-looking statements which reflect Cardinal Health’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. These forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. These uncertainties and other factors include, but are not limited to:

•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions;

•	the loss of one or more key customer or supplier relationships, such as pharmaceutical and medical/surgical manufacturers for which alternative supplies may not be available or easily replaceable, or unfavorable changes to the terms of those relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price inflation or deflation;

•	uncertainties related to the re-negotiation of distribution service agreements entered into in connection with our Pharmaceutical Distribution business model transition with respect to how we are compensated for the logistical, capital and administrative services that we provide to branded pharmaceutical manufacturers;

•	the Pharmaceutical Distribution business’ continued dependence upon pharmaceutical price inflation, which price inflation is often unpredictable, either as a component of compensation from a distribution service agreement or as the sole form of compensation from certain branded pharmaceutical manufacturers;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution or a decrease in contract packaging by pharmaceutical manufacturers;

•	the costs, difficulties, and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

•	the costs, difficulties, and uncertainties related to the organizational changes that combine our distribution businesses into a single operating unit;

•	changes to the presentation of financial results and position resulting from adoption of new accounting principles or upon the advice of our independent accountants or the staff of the SEC;

•	weaknesses in internal controls and procedures;

•	difficulties and costs associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	changes in government regulations or our failure to comply with those regulations or other applicable laws;

•	the results, effects or timing of any internal or external inquiry or investigation, including those by any regulatory authority and any related legal and administrative proceedings, which may include the institution of administrative, civil injunctive or criminal proceedings against us and/or our current or former employees, officers and/or directors, as well as the imposition of fines and penalties, suspensions or debarments from government contracting, and/or other remedies and sanctions;

•	the impact of previously announced restatements;

•	the costs and effects of commercial disputes, shareholder claims, derivative claims or other legal proceedings or investigations;

•	the costs, effects, timing or success of restructuring programs or plans, including facility rationalizations;

•	downgrades of our credit ratings, and the potential that such downgrades could negatively impact our access to capital or increase our cost of capital;

•	increased costs for the raw materials used by our manufacturing businesses or shortages in these raw materials, or increased fuel costs with respect to our distribution businesses;

•	the risks of counterfeit products in the supply chain;

•	the possible adverse effects on us of the importation of pharmaceuticals and/or other health care products;

•	injury to person or property resulting from our manufacturing, compounding, packaging, repackaging, drug delivery system development and manufacturing, information systems, or pharmacy management services;

•	competitive factors in our health care service businesses, including pricing pressures;

•	unforeseen changes in our existing agency and distribution arrangements;

•	the continued financial viability and success of our customers, suppliers and franchisees;

•	difficulties encountered by our competitors, whether or not we face the same or similar issues;

•	technological developments and products offered by competitors;

•	failure to retain or continue to attract senior management or key personnel;

•	uncertainties related to transitions in senior management positions;

•	with respect to future dividends, the decision by the board of directors to declare such dividends, which is expected to consider our surplus, earnings, cash flows, financial condition and prospects at the time any such action is considered;

•	with respect to future share repurchase programs, the approval of the board of directors, which is expected to consider our then-current stock price, earnings, cash flows, financial condition and prospects as well as alternatives available to us at the time any such action is considered;

•	risks associated with international operations, including fluctuations in currency exchange ratios;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•	difficulties or delays in the development, production, manufacturing, and marketing of new products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities or our failure to adequately comply with applicable regulations and quality practices or standards;

•	potential liabilities associated with warranties of our information systems, and the malfunction or failure of our information systems or those of third parties with whom we do business, such as malfunctions or failures associated with date-related issues, incompatible software, improper coding and disruption to internet-related operations;

•	strikes or other labor disruptions;

•	labor, pension and employee benefit costs;

•	changes in hospital buying groups or hospital buying practices; and

•	other factors described in our Form 10-K or the documents we file with the SEC.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions generally identify “forward-looking statements,” which speak only as of the dates the statements were made. We undertake no obligation, nor do we intend, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

RISK FACTORS

Investing in our securities involves various risks. You should carefully consider the risks and uncertainties described below and the other information in this prospectus and in the documents incorporated herein by reference before deciding whether to purchase our securities.

The ongoing SEC investigation and U.S. Attorney inquiry could adversely affect our business, financial condition or operating results. We are the subject of a formal SEC investigation and an inquiry by the U.S. Attorney for the Southern District of New York. In April 2004, our Audit Committee commenced its own internal review, assisted by independent counsel. While we are continuing in our efforts to respond to these inquiries and provide all information required, we cannot predict the outcome of the SEC investigation or the U.S. Attorney inquiry. There can be no assurance that the scope of the SEC investigation or the U.S. Attorney inquiry will not expand or that other regulatory agencies will not become involved. The outcome of, and costs associated with, the SEC investigation and the U.S. Attorney inquiry could adversely affect our business, financial condition or operating results, and the investigations could divert the efforts and attention of our management team from our ordinary business operations. The outcome of the SEC investigation, the U.S. Attorney inquiry and any related legal and administrative proceedings could include the institution of administrative, civil injunctive or criminal proceedings involving us and/or our current or former employees, officers and/or directors, as well as the imposition of fines and other penalties, remedies and sanctions. See our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005, under Note 8 of “Notes to Condensed Consolidated Financial Statements,” for more information.

As previously disclosed, we continue to engage in settlement discussions with the staff of the SEC and have now reached an agreement-in-principle on the basic terms of a potential settlement involving us that the SEC staff has indicated it is prepared to recommend to the Commission. The proposed settlement is subject to the completion of definitive documentation as well as acceptance and authorization by the Commission and would, among other things, require us to pay a $35 million penalty. We accordingly recorded a reserve of $10 million in the quarter ended December 31, 2005 in addition to the $25 million reserve recorded during the fiscal year ended June 30, 2005. There can be no assurance that our efforts to resolve the SEC’s investigation with respect to us will be successful, or that the amount reserved will be sufficient, and we cannot predict the timing or the final terms of any settlement.

The outcomes of lawsuits brought against us may adversely affect our business, financial condition or operating results. We are subject to numerous lawsuits, including several class action lawsuits against us and certain of our former and present officers and directors. Any settlement of or judgment in one or more of these matters could adversely affect our business, financial condition or operating results. There can be no assurance that all or any portion of the liability arising from these pending lawsuits will be covered by insurance policies that we currently maintain. See our annual report on Form 10-K for the fiscal year ended June 30, 2005 (“2005 Form 10-K”) under “Item 3: Legal Proceedings” and our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005, under Note 8 of “Notes to Condensed Consolidated Financial Statements,” for more information.

The Company’s Pharmaceutical Distribution business is transitioning its business model, which subjects the Company to risks and uncertainties. The Company’s Pharmaceutical Distribution business, which is the Company’s largest business, is in a business model transition with respect to how it is compensated for the logistical, capital and administrative services it provides to branded pharmaceutical manufacturers. During fiscal 2005, the Company worked with individual branded pharmaceutical manufacturers to define fee-for-service terms that adequately compensate the Company based on the services being provided to such manufacturers.

As part of the transition to fee-for-service terms, certain of the new distribution service agreements entered into with branded pharmaceutical manufacturers continue to have an inflation-based compensation component to them. Arrangements with certain other branded manufacturers still continue to be solely inflation-based. If branded pharmaceutical price inflation is lower than the Company has anticipated, its operating results could be adversely affected with respect to its current exposure to contingent fee-based compensation in its Pharmaceutical Distribution business. In addition, certain key distribution service agreements will be re-negotiated in the latter half of fiscal 2006 and into fiscal 2007 when their initial terms expire. If the terms of the re-negotiated agreements are unfavorable to the Company, it could adversely affect the Company’s operating results. See our 2005 Form 10-K under “Customers and Suppliers” within “Item 1: Business,” for more information.

You should refer to the section under “Risk Factors That May Affect Future Results” in Part 1, Item 1 in our 2005 Form 10-K and Part II, Item 1A in our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005, incorporated by reference in this prospectus, for additional risk factors that may affect our business under the following headings:

•	Intense competition may erode the Company’s profit margins.

•	Additional restatements may be required, the historical consolidated financial statements may change or require amendment or additional disciplinary actions may be required; the Audit Committee may identify new issues, or make additional findings if it receives additional information, which may have an impact on the Company’s consolidated financial statements and the scope of the restatements described in our 2005 Form 10-K, our December 6, 2005 Form 8-K and our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005.

•	The Company’s internal controls may not be sufficient to ensure timely and reliable financial information.

•	Changes in the United States health care environment may adversely affect the Company’s business, financial condition or operating results.

•	The Company could be adversely affected by the loss of one or more significant customers or group of customers, or by a change in customer mix.

•	Difficulties, delays or increased costs in implementing the global restructuring program associated with the Company’s One Cardinal Health initiative may adversely affect the anticipated benefit of the restructuring on the Company’s business, financial condition and operating results.

•	Failure to comply with existing and future regulatory requirements may adversely affect the Company’s business, financial condition or operating results.

•	The Company’s operating results could be adversely affected by a delay in, or failure to receive, regulatory approval.

•	Circumstances associated with the Company’s acquisition strategy and internal growth may adversely affect the Company’s operating results.

•	Downgrades of the Company’s credit ratings could adversely affect the Company.

•	The Company could be adversely affected if transitions in senior management are not successful.

•	Increased costs for raw materials or raw material shortages may adversely affect the Company’s operating results.

•	Increased fuel costs may adversely affect the Company’s operating results.

•	Proprietary technology protections may not be adequate and Company products may infringe on the rights of third parties.

•	Risks generally associated with the Company’s sophisticated information systems may adversely affect the Company’s operating results.

•	The Company could become subject to liability claims that are not adequately covered by insurance, and may have to pay damages and other expenses which may have an adverse affect on the Company’s operating results.

•	The loss of third-party licenses used by businesses within the Company’s Clinical Technologies and Services segment may adversely affect the Company’s operating results.

•	Tax legislation initiatives could adversely affect the Company’s net earnings.

THE COMPANY

We are a leading provider of products and services supporting the health care industry and helping health care providers and manufacturers improve the efficiency and quality of health care. Through our diverse offering, we deliver integrated health-care solutions that help customers reduce their costs, improve efficiency and deliver better care to patients. We manufacture, package and distribute pharmaceuticals and medical supplies, offer a range of clinical services and develop automation products that improve the management and delivery of supplies and medication for hospitals, physician offices and pharmacies.

For additional information concerning our business and our financial results and condition, including capital requirements and external financing plans and pending legal and regulatory proceedings, please refer to the documents incorporated by reference in this prospectus.

USE OF PROCEEDS

Except as we may describe otherwise in a prospectus supplement, we will use the proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, repayment or refinancing of indebtedness, acquisitions, repurchases of our common shares, dividends and investments.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the fiscal years ended June 30, 2001 through 2005 and for the six months ended December 31, 2005 was as follows:

	Fiscal Year Ended June 30,					Six Months Ended December 31, 2005
	2001	2002	2003	2004	2005
Ratio of Earnings to Fixed Charges	7.7	11.0	15.1	17.7	9.2	8.2

The ratio of earnings to fixed charges is computed by dividing fixed charges of Cardinal Health and our subsidiaries into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt offering costs and the portion of rent expense which is deemed to be representative of the interest factor. In calculating the interest portion of rent expense in fiscal 2001 and 2002, we used a prior convention which assumed that one-third of rental payments represented interest. We refined the calculation for fiscal 2003, 2004 and 2005. See Exhibit 12 to the registration statement on Form S-3 of which this prospectus is a part for more information.

DESCRIPTION OF COMMON SHARES

The following is a summary of certain rights of the holders of our common shares. Reference is made to Cardinal Health’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), and Cardinal Health’s Amended and Restated Code of Regulations, as amended (the “Regulations”), copies of which are incorporated by reference in the registration statement of which this prospectus is a part. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page 1 of this prospectus for information on how to obtain a copy of the Articles or Regulations.

Cardinal Health’s Articles authorize it to issue up to 750,000,000 common shares. On February 24, 2006, approximately 481 million common shares were issued and 420 million were outstanding, and approximately 61 million were held in treasury, approximately 77.8 million common shares were reserved for issuance under stock based benefit plans and approximately 14,700,000 were reserved for issuance under an equity shelf registration statement. The Articles also authorize us to issue up to 5,000,000 Class B common shares, none of which is outstanding or reserved for issuance, and 500,000 non-voting preferred shares, none of which is outstanding or reserved for issuance.

From time to time, Cardinal Health may issue additional authorized but unissued common shares for share dividends, stock splits, employee benefit programs, financing and acquisition transactions, and other general purposes. Those common shares will be available for issuance without action by Cardinal Health’s shareholders, unless action by the Cardinal Health shareholders is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which common shares may be listed in the future.

All of the outstanding common shares are fully paid and nonassessable. Holders of common shares do not have preemptive rights and have no right to convert their common shares into any other security. All common shares are entitled to participate equally and ratably in dividends, when and as declared by Cardinal Health’s board of directors. In the event of the liquidation of Cardinal Health, holders of common shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any preferred shares then outstanding. Holders of common shares are entitled to one vote per share in the election of directors and upon all matters on which shareholders are entitled to vote. Holders of Class B common shares (if any are issued in the future) are entitled to one-fifth of one vote per share in the election of directors and upon all matters on which shareholders are entitled to vote. Under certain circumstances, holders of Class B common shares have a right to a separate class vote. Under Ohio law, Cardinal Health shareholders are generally afforded the right to vote their common shares cumulatively for the election of nominees to fill the particular class of directors to be elected at each annual meeting, subject to compliance with certain procedural requirements.

Cardinal Health’s board of directors currently consists of thirteen members. The Regulations provide that the number of directors may be increased or decreased by action of the board of directors upon the majority vote of the board, but in no case may the number of directors be fewer than nine or more than sixteen without an amendment approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to that proposed amendment.

Until the Regulations were amended at the 2005 annual meeting of shareholders, Cardinal Health’s board of directors was divided into two classes of five members each and a third class of three members and directors were elected to three-year terms. Pursuant to our amended Regulations, directors will be elected to one-year terms beginning at the 2006 annual meeting of shareholders. Directors who had been elected previously for three-year terms expiring beyond the 2006 annual meeting will serve the balance of their respective terms. When these terms expire at the 2007 and 2008 annual meetings of shareholders, the directors elected at such meetings will be elected to one-year terms, resulting in a declassified board of directors, with all directors subject to annual election, as of the conclusion of the 2008 annual meeting of shareholders.

With respect to directors serving three-year terms expiring beyond the 2006 annual meeting, Ohio law provides that shareholders of an “issuing public corporation,” which definition includes Cardinal Health, whose board of directors is classified may remove a director from office only for cause. The Regulations require that any proposal to either remove a director during his term of office or to further amend the Regulations relating to the classification or removal of directors be approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to such proposal. The board of directors may fill any vacancy with a person who will serve until the shareholders hold an election to fill the vacancy.

Certain Anti-Takeover Provisions of Ohio Law

Chapter 1704 of the Ohio Revised Code (the “Ohio Law”) provides generally that any person who acquires 10% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the date the person became an interested shareholder, unless the directors of the corporation have approved the transactions or the interested shareholder’s acquisition of shares of the corporation prior to the date the interested shareholder became an interested shareholder of the corporation. These restrictions on interested shareholders do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original articles of incorporation contain a provision expressly electing not to be governed by Chapter 1704 of the Ohio Law; (ii) if the corporation, by action of its shareholders, adopts an amendment to its articles of incorporation expressly electing not to be governed by such section; or (iii) if, on the date the interested shareholder became a shareholder of the corporation, the corporation did not have a class of voting shares registered or traded on a national securities exchange. Cardinal Health’s Articles do not contain a provision electing not to be governed by Chapter 1704.

Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or regulations of a corporation otherwise provide, a “control share acquisition” of an issuing public corporation can be made only with the prior approval of the corporation’s shareholders. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%, at least 33 1/3% but less than 50%, or 50% or more. Although Cardinal Health is an issuing public corporation, the Regulations expressly provide that the provisions of Section 1701.831 of the Ohio Law do not apply to it.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is Computershare (formerly EquiServe Trust Company), Providence, Rhode Island.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered by this prospectus will be unsecured obligations of Cardinal Health and will be issued under an indenture dated as of April 18, 1997, between Cardinal Health and J.P. Morgan Trust Company, National Association (successor trustee to Bank One, N.A., formerly known as Bank One, Columbus, N.A.), as trustee.

The following briefly summarizes the material provisions of the indenture and the debt securities. You should read the more detailed provisions of the indenture, including the defined terms, because they, and not this description, define the rights of holders of debt securities. You should also read the particular terms of the debt securities which will be described in more detail in the applicable prospectus supplement. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” for information on how to obtain a copy of the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

The indenture provides that the debt securities may be issued from time to time in one or more series. The indenture does not limit the amount of debt securities or any other debt we may incur except as provided below under “Limitations on Subsidiary Debt.” Unless otherwise specified in a prospectus supplement, a default in our obligations with respect to any other indebtedness will not constitute a default or an event of default with respect to the debt securities. The indenture does not contain any covenants or provisions that afford holders of debt securities protection in the event of a highly leveraged transaction. The debt securities will be unsecured and will rank equally in right of payment with all of Cardinal Health’s existing and future unsecured and unsubordinated indebtedness.

We conduct nearly all of our operations through subsidiaries and we expect that we will continue to do so. As a result, the right of Cardinal Health to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of debt securities to benefit as creditors of Cardinal Health from any distribution are subject to the prior claims of creditors of the subsidiary. As of December 31, 2005, Cardinal Health had outstanding approximately $2,148.3 million of indebtedness and guarantees of subsidiary indebtedness for borrowed money with which the debt securities would rank equally. In addition, as of such date, Cardinal Health’s subsidiaries had outstanding approximately $523.1 million of indebtedness for borrowed money ($440.5 million of which is guaranteed by Cardinal Health). On a consolidated basis, Cardinal Health’s subsidiaries had approximately $8.1 billion of trade payables and $650.0 million of preferred debt securities issued by a special purpose accounts receivable and financing entity as of December 31, 2005, to which the debt securities would be effectively subordinated.

The prospectus supplement relating to any series of debt securities will, among other things, describe the following terms, where applicable:

•	the designation, aggregate principal amount and purchase price;

•	the date or dates on which principal is payable;

•	the interest rate or the method of computing the interest rate;

•	the interest payment date and any related record dates;

•	any redemption, repayment or sinking fund provisions; and

•	any other specific terms of the debt securities.

Unless otherwise specified in a prospectus supplement, principal and premium, if any, will be payable, and the debt securities will be transferable and exchangeable without service charge, at the office of the trustee. Interest on any series of debt securities will be payable on the interest payment dates to the persons in whose names the debt securities are registered at the close of business on the related record dates, and, unless other arrangements are made, will be paid by checks mailed to such persons.

Debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) and sold at a discount which may be substantially below their stated principal amount (“Original Issue Discount Securities”). The applicable prospectus supplement may describe the Federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities.

Definitions

The definitions set forth below are a description of the terms that are defined in the indenture and used in this prospectus. The complete definitions are set forth in the indenture.

“Attributable Debt” means in connection with a sale and lease-back transaction the lesser of:

•	the fair value of the assets subject to the transaction; or

•	the aggregate of present values (discounted at a rate per annum equal to the weighted average Yield to Maturity of the debt securities of all series then outstanding and compounded semiannually) of our obligations for rental payments during the remaining term of all leases.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting therefrom:

•	all current liabilities (excluding any thereof constituting Funded Indebtedness by reason of being renewable or extendable); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent balance sheet and computed in accordance with generally accepted accounting principles.

“Consolidated Subsidiary” means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of Cardinal Health in accordance with generally accepted accounting principles practiced in the United States of America.

“Exempted Debt” means the sum of the following as of the date of determination:

•	our indebtedness incurred after the date of the indenture and secured by liens not permitted by the limitation on liens provisions of the indenture; and

•	our Attributable Debt in respect of every sale and lease-back transaction entered into after the date of the indenture, other than leases permitted by the limitation on sale and lease-back provisions of the indenture.

“Financing Subsidiary” means any Subsidiary, including its Subsidiaries, engaged in one or more of the following activities:

•	the business of making loans or advances, extending credit or providing financial accommodations (including leasing new or used products) to others;

•	the business of purchasing notes, accounts receivable (whether or not payable in installments), conditional sale contracts or other obligations of others originating in sales at wholesale or retail; or

•	any other business as may be reasonably incidental to those described herein, including the ownership and use of property in connection with it.

“Funded Indebtedness” means all Indebtedness having a maturity of more than 12 months from the date as of which the amount of Indebtedness is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

“Indebtedness” means all items classified as indebtedness on our most recently available balance sheet in accordance with generally accepted accounting principles.

“Original Issue Discount Security” means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof following an event of default.

“Rate Hedging Obligations” means any and all obligations of anyone arising under:

•	any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions; and

•	any and all cancellations, buybacks, reversals, terminations or assignments of the same.

“Restricted Subsidiary” means a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and as amended from time to time.

“Senior Funded Indebtedness” means any of our Funded Indebtedness that is not subordinated in right of payment to any of our other Indebtedness.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having voting power (under ordinary circumstances) to elect a majority of the board of directors of that corporation is at the time owned by Cardinal Health or by Cardinal Health and one or more Subsidiaries or by one or more Subsidiaries.

“Yield to Maturity” means the yield to maturity on a series of debt securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

Certain Covenants

The following is a summary of the material covenants contained in the indenture.

Limitation on Liens

So long as any of the debt securities remain outstanding, Cardinal Health will not, and it will not permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien (“liens”) of or upon any assets of Cardinal Health or any Consolidated Subsidiary, whether now owned or hereafter acquired, without equally and ratably securing the debt securities by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction does not apply to:

(a)	liens existing on April 18, 1997, the date of the indenture;

(b)	liens on assets of any corporation existing at the time it becomes a Consolidated Subsidiary;

(c)	liens on assets existing at the time we acquire them, or to secure the payment of the purchase price for them, or to secure Indebtedness incurred or guaranteed by Cardinal Health or a Consolidated Subsidiary for the purpose of financing the purchase price of assets or improvements to or construction of them, which Indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after the acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of the property, whichever is later);

(d)	liens securing Indebtedness owing by any Consolidated Subsidiary to Cardinal Health or another wholly owned domestic Subsidiary;

(e)	liens on any assets of a corporation existing at the time the corporation is merged into or consolidated with Cardinal Health or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by Cardinal Health or a Subsidiary;

(f)	liens on any assets of Cardinal Health or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);

(g)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive;

(h)	certain statutory liens or other similar liens arising in the ordinary course of business or certain liens arising out of governmental contracts;

(i)	certain pledges, deposits or liens made or arising under workers’ compensation or similar legislation or in certain other circumstances;

(j)	liens created by or resulting from certain legal proceedings, including certain liens arising out of judgments or awards;

(k)	liens for certain taxes or assessments, landlord’s liens and liens and charges incidental to the conduct of our business, or our ownership of our assets which were not incurred in connection with the borrowing of money and which do not, in our opinion, materially impair our use of such assets in our operations or the value of the assets for its purposes; or

(l)	liens on any assets of a Financing Subsidiary.

Notwithstanding the foregoing restrictions, we may create or assume any Indebtedness which is secured by a lien, without securing the debt securities, provided that at the time of such creation or assumption, and immediately after giving effect thereto, the Exempted Debt then outstanding at such time does not exceed 20% of Consolidated Net Tangible Assets.

Limitations on Subsidiary Debt

Cardinal Health will not permit any Restricted Subsidiary directly or indirectly to incur any Indebtedness for borrowed money, except that the foregoing restrictions will not apply to the incurrence of:

(a)	Indebtedness outstanding on April 18, 1997, the date of the indenture;

(b)	Indebtedness of a Restricted Subsidiary that represents its assumption of Indebtedness of another Subsidiary, and Indebtedness owed by any Restricted Subsidiary to Cardinal Health or to another Subsidiary; provided that such Indebtedness will be held at all times by either Cardinal Health or a Subsidiary; and provided further that upon the transfer or disposition of such Indebtedness to someone other than Cardinal Health or another Subsidiary, the incurrence of such Indebtedness will be deemed to be an incurrence that is not permitted;

(c)	Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such overdraft is extinguished within five business days of incurrence;

(d)	Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Restricted Subsidiary in the ordinary course of business for bona fide business purposes; provided that the aggregate amount of such guarantees by all Restricted Subsidiaries does not exceed $1,000,000;

(e)	Indebtedness incurred by a foreign Restricted Subsidiary in the ordinary course of business;

(f)	Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary or at the time of a purchase, lease or other acquisition by a Restricted Subsidiary of all or substantially all of the assets of such corporation;

(g)	Indebtedness of a Restricted Subsidiary arising from agreements or guarantees providing for or creating any obligations of Cardinal Health or any of its Subsidiaries incurred in connection with the disposition of any business, property or Subsidiary, excluding guarantees or similar credit support by a Restricted Subsidiary of indebtedness incurred by the acquirer of such business, property or Subsidiary for the purpose of financing such acquisition;

(h)	Indebtedness of a Restricted Subsidiary with respect to bonds, bankers’ acceptances or letters of credit provided by such Subsidiary in the ordinary course of business;

(i)	Indebtedness secured by a lien permitted by the provisions regarding limitations on liens or arising in respect of a sale and lease-back transaction permitted by the provisions regarding such transactions, or any Indebtedness incurred to finance the purchase price or cost of construction of improvements with respect to property or assets acquired after April 18, 1997, the date of the indenture;

(j)	Indebtedness that is issued, assumed or guaranteed in connection with compliance by a Restricted Subsidiary with the requirements of any program, applicable to such Restricted Subsidiary, adopted by any governmental authority that provides for financial or tax benefits which are not available directly to Cardinal Health;

(k)	Indebtedness arising from Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which a Subsidiary is otherwise subject by virtue of the operations of its business, and not for speculative purposes;

(l)	Indebtedness incurred by any Financing Subsidiary; and

(m)	Indebtedness incurred in connection with refinancing of any Indebtedness described in (a), (b), (f), (g), and (i) above (“Refinancing Indebtedness”), provided that:

(i)	the principal amount of the Refinancing Indebtedness does not exceed the principal amount of the Indebtedness refinanced (plus the premiums paid and expenses incurred in connection therewith),

(ii)	the Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, and

(iii)	the Refinancing Indebtedness ranks no more senior, and is at least as subordinated in right of payment, as the Indebtedness being refinanced.

Notwithstanding the foregoing restrictions, Restricted Subsidiaries may incur any Indebtedness for borrowed money that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate principal amount of other Indebtedness (not including the Indebtedness permitted above), does not, at the time such Indebtedness is incurred, exceed 20% of Consolidated Net Tangible Assets.

Limitation on Sale and Lease-Back Transactions

Sale and lease-back transactions (except those transactions involving leases for less than three years) by Cardinal Health or any Consolidated Subsidiary of any assets are prohibited unless:

•	Cardinal Health or the Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt with respect to such transaction without equally and ratably securing the debt securities; or

•	the proceeds of the sale of the assets to be leased are at least equal to their fair value as determined by Cardinal Health’s board of directors and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Senior Funded Indebtedness.

The foregoing limitation will not apply if at the time Cardinal Health or any Consolidated Subsidiary enters into such sale and lease-back transaction, immediately after giving effect thereto, Exempted Debt does not exceed 20% of the Consolidated Net Tangible Assets.

Merger, Consolidation, Sale, Lease or Conveyance

Cardinal Health will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless:

•	Cardinal Health will be the continuing corporation; or

•

(a) the successor corporation or person that acquires all or substantially all of Cardinal Health’s assets is a corporation organized under the laws of the United States or a State thereof or the District of Columbia; and (b) the successor corporation or person expressly assumes all of Cardinal Health’s obligations under the indenture and the debt securities; and (c) immediately after such merger, consolidation, sale, lease or conveyance, the successor corporation or person is not in default in the performance of the covenants and conditions of the indenture to be performed or observed by Cardinal Health.

Book-Entry Debt Securities

The debt securities of a series may be represented by one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in the applicable prospectus supplement. The one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary and except in the circumstances described in the applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement. However, we expect that the following provisions will apply to depositary arrangements:

•	Unless otherwise specified in the applicable prospectus supplement, debt securities that are to be represented by a global security will be registered in the name of the depositary or its nominee;

•	Upon the issuance and deposit of such global security with the depositary, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee (“participants”);

•	Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants;

•	Ownership of beneficial interests by participants will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee; and

•	Ownership of beneficial interests by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limitations and laws may impair the ability to transfer beneficial interests in such global securities.

As long as the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in global securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form, and will not be considered the holders for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Principal of and any premium and interest on a global security will be payable as described in the applicable prospectus supplement.

Modification of the Indenture

Cardinal Health and the trustee cannot modify the indenture or any supplemental indenture or the rights of the holders of the debt securities without the consent of holders of not less than 66 2/3% in principal amount of the debt securities at the time outstanding of all series affected (voting as one class). Cardinal Health and the trustee cannot modify the indenture without the consent of the holder of each outstanding debt security of such series affected by such modification to:

(1)	extend the final maturity of any of the debt securities; or

(2)	reduce the principal amount; or

(3)	reduce the rate or extend the time of payment of interest; or

(4)	reduce any amount payable on redemption; or

(5)	reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity; or

(6)	reduce the amount provable in bankruptcy; or

(7)	impair or affect the right of any holder of the debt securities to institute suit for payment.

In addition, the consent of all holders of debt securities is required to reduce the percentage of consent required to effect any modification.

Cardinal Health and the trustee may modify the indenture or enter into supplemental indentures without the consent of the holders of the debt securities, in certain cases, including:

(1)	to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities any property or assets;

(2)	to evidence the succession of another corporation to Cardinal Health and the assumption by the successor corporation of the covenants, agreements and obligations of Cardinal Health;

(3)	to add to Cardinal Health’s covenants any further covenants, restrictions, conditions or provisions considered to be for the protection of the holders;

(4)	to cure any ambiguity or to correct or supplement any provision contained in the indenture which may be defective or inconsistent with any other provision contained in the indenture or to make such other provisions in regard to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the debt securities in any material respect;

(5)	to establish the form or terms of debt securities; and

(6)	to evidence or provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture that may be necessary to provide for or facilitate the administration of the trusts created thereunder by more than one trustee.

Events of Default

The following constitute events of default under debt securities of any series:

(1)	failure to pay principal of and premium, if any, on any debt securities of such series when due;

(2)	failure to pay interest on any debt securities of such series when due for 30 days;

(3)	failure to perform any other covenant or agreement of Cardinal Health in the debt securities of such series or the indenture for 90 days after written notice to Cardinal Health specifying that such notice is a “notice of default” under the indenture;

(4)	failure to pay any sinking fund installment when due on any debt securities of such series;

(5)	certain events of bankruptcy, insolvency, or reorganization of Cardinal Health; and

(6)	any other event of default provided in the supplemental indenture or resolutions of Cardinal Health’s board of directors of any debt securities of such series.

If an event of default occurs and is continuing due to the default in the performance or breach of (1), (2), (3), or (4) above with respect to any series of debt securities but not with respect to all outstanding debt securities issued, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of each affected series (each series voting as a separate class) may declare the principal amount and interest accrued of all such affected series of debt securities to be due and payable immediately.

If an event of default occurs and is continuing due to a default in the performance of any of the covenants or agreements in the indenture applicable to all outstanding debt securities issued and then outstanding or due to certain events of bankruptcy, insolvency or reorganization of Cardinal Health, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued (treated as one class) may declare the principal amount and interest accrued of all such debt securities to be due and payable immediately. However, such declarations may be annulled and any defaults may be waived upon the occurrence of certain conditions including deposit by Cardinal Health with the trustee of a sum sufficient to pay all matured installments of interest and principal and certain expenses of the trustee.

Unless otherwise specified in a prospectus supplement, a default by Cardinal Health with respect to any Indebtedness other than the debt securities will not constitute an event of default with respect to the debt securities.

The trustee may withhold notice to the holders of any series of the debt securities of any default (except in payment of principal of, or interest on, or in the payment of any sinking or purchase fund installment) if the trustee considers it in the interest of such holders to do so.

Subject to the provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in principal amount of each series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

No holder of debt securities of a series may institute any action against Cardinal Health under the indenture unless:

(1)	that holder gives to the trustee advance written notice of default and its continuance;

(2)	the holders of not less than 25% in principal amount of debt securities of such series then outstanding affected by that event of default request the trustee to institute such action;

(3)	that holder has offered the trustee reasonable indemnity;

(4)	the trustee has not instituted such action within 60 days of such request; and

(5)	the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series then outstanding.

At any time prior to the evidencing to the trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the debt securities of any or all series specified in the indenture in connection with such action, any holder of a debt security may, by filing written notice with the trustee, revoke such action concerning such security.

Cardinal Health is required to deliver to the trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Cardinal Health is in compliance with the conditions and covenants under the indenture.

Satisfaction and Discharge

The indenture provides that Cardinal Health will be discharged from all obligations under the indenture and the indenture will cease to be of further effect when:

(1)	Cardinal Health has paid all sums payable by it under the indenture;

(2)	Cardinal Health has delivered to the trustee for cancellation all authenticated debt securities; or

(3)	all debt securities not delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and Cardinal Health has irrevocably deposited with the trustee as trust funds an amount in cash sufficient to pay the principal and interest at maturity or upon redemption of such debt securities not previously delivered to the trustee for cancellation and paid all other sums payable with respect to such debt securities; and

the trustee, on demand of and at the expense of Cardinal Health and upon compliance by Cardinal Health with certain conditions and upon compliance with certain conditions, will execute proper instruments acknowledging satisfaction and discharge of the indenture.

Governing Law

The indenture is governed by Ohio law.

The Trustee

The trustee under the indenture is J.P. Morgan Trust Company, National Association (successor trustee to Bank One, N.A., formerly known as Bank One, Columbus, N.A.). The trustee serves as trustee for Cardinal Health’s 5.85% Notes due 2017, 4.00% Notes due 2015, 6.25% Notes due 2008 and 6.75% Notes due 2011. Bank One N.A. trustee was an affiliate of Bank One, Indiana, NA (formerly known as Bank One, Indianapolis, NA), the trustee under a separate indenture for Cardinal Health’s 6% Notes due 2006.

LEGAL OPINIONS

The validity of the offered securities will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters with respect to the offered securities may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule as of June 30, 2005 and 2004, and for each of the three years in the period ended June 30, 2005, appearing in Cardinal Health’s current report on Form 8-K dated December 6, 2005 and Cardinal Health’s management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 included in Cardinal Health’s annual report on Form 10-K for the fiscal year ended June 30, 2005, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	through the solicitation of proposals of underwriters or dealers to purchase the offered securities;

•	through underwriters or dealers on a negotiated basis;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement with respect to any offered securities will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to Cardinal Health from such sale, any underwriting discounts and commissions and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be offered and sold through agents that we may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of any securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of any offered securities, Cardinal Health will execute an underwriting agreement with such underwriter or underwriters, and the names of the underwriter or underwriters and the terms of the transactions, including commissions, discounts, and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement that will be used by the underwriters to make resales of the offered securities. Such underwriter or underwriters will acquire the offered securities for their own account and may resell such offered securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. If any underwriter or underwriters are utilized in the sale of any offered securities, unless otherwise set forth in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters with respect to a sale of such offered securities will be obligated to purchase all such offered securities if any are purchased.

If a dealer is utilized in the sale of any offered securities, Cardinal Health will sell such offered securities to the dealer, as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of any such dealer and the terms of the transaction will be set forth in a prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by Cardinal Health and sales thereof may be made by Cardinal Health directly to institutional investors or others, who may be deemed to be underwriters, as such term is defined in the Securities Act, with respect to any resale of the offered securities. The terms of any such sales will be described in a prospectus supplement relating thereto.

We may indemnify our agents, dealers and underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

The prospectus supplement will explain whether or not the offered securities will be listed on a national securities exchange. We cannot assure you that there will be a market for any of the offered securities.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Amount
Filing fee — Securities and Exchange Commission	$107,000
*Listing on New York Stock Exchange	75,000
*Trustees expenses	30,000
*Printing and engraving	100,000
*Services of counsel	125,000
*Services of independent public accountants	100,000
*Rating agency fees	500,000
*Blue Sky fees and expenses.	5,000
*Miscellaneous	50,000
Total	1,092,000

*	Estimated

Item 15.	Indemnification of Officers and Directors

Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

Article 6 of Cardinal Health’s Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Law. Cardinal Health’s Regulations provide for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal Health or the shareholders of Cardinal Health or otherwise as provided in Section 1701.13(E) of the Ohio Law, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal Health; (b) in any action, suit, or proceeding by or in the right of Cardinal Health, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal Health; and (c) with respect to any criminal action or proceeding, they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith.

Cardinal Health has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under Cardinal Health’s Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal Health does not maintain directors’ and officers’ liability insurance, Cardinal Health will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts incurred by them in any action or proceeding on account of their service as a director, officer, employee, or agent of Cardinal Health, or at the request of Cardinal Health as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided that the executive officer or director agrees to reimburse Cardinal Health for that advancement if it is ultimately determined that the executive officer or director is not entitled to the indemnification for that proceeding under the agreement. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, or provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee or agent of Cardinal Health or its subsidiaries (but in no event earlier than the time such entity became a subsidiary of Cardinal Health); or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification contract. Cardinal Health maintains a directors’ and officers’ insurance policy which insures the officers and directors of Cardinal Health from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of Cardinal Health.

Item 16.	Exhibits

Exhibit Number	Description

1.1	Proposed form of Underwriting Agreement (1)

4.1	Indenture dated as of May 1, 1993 between Cardinal Health and J.P. Morgan Trust Company, National Association (successor trustee to Bank One, Indianapolis, NA., formerly known as Bank One, Indianapolis, NA.), Trustee, relating to Cardinal Health’s 6% Notes Due 2006 (2)

4.2	Indenture dated as of October 1, 1996 between Allegiance Corporation and PNC Bank, Kentucky, Inc. (“PNC”), Trustee; and First Supplemental Indenture dated as of February 3, 1999 by and among Allegiance Corporation, Cardinal Health and Chase Manhattan Trust Company National Association (as successor in interest to PNC), Trustee (3)

4.3	Indenture dated as of April 18, 1997 between Cardinal Health and J.P. Morgan Trust Company, National Association (successor trustee to Bank One, N.A., formerly known as Bank One, Columbus, N.A.) Trustee, relating to Cardinal Health’s 5.85% Notes due 2017, 4.00% Notes due 2015, 6.25% Notes due 2008 and 6.75% Notes due 2011 (4)

4.4	Amended and Restated Articles of Incorporation of Cardinal Health (5)

4.5	Amended and Restated Code of Regulations of Cardinal Health, as amended (6)

4.6	Form of Debt Securities (7)

4.7	Specimen of Certificate for Common Shares (7)

5	Opinion of Baker & Hostetler LLP as to validity of the offered securities

12	Computation of Ratio of Earnings to Fixed Charges (8)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of J.P. Morgan Trust Company, National Association (successor trustee to Bank One, N.A., formerly known as Bank One, Columbus, N.A)

(1)	To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the Registration Statement.

(2)	Included as an exhibit to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (File No. 1-11373) and incorporated herein by reference.

(3)	Included as an exhibit to Cardinal Health’s Registration Statement on Form S-4 (No. 333-74761) and incorporated herein by reference.

(4)	Included as an exhibit to Cardinal Health’s Current Report on Form 8-K filed April 21, 1997 (File No. 1- 11373) and incorporated herein by reference.

(5)	Filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (File No. 1-11373) and incorporated herein by reference.

(6)	Included as an exhibit to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 1-11373) and incorporated herein by reference.

(7)	Included as an exhibit to Cardinal Health’s Registration Statement on Form S-3 (No. 333-62944) and incorporated herein by reference.

(8)	Included as an exhibit to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 (File No. 1-11373) and incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on February 28, 2006.

CARDINAL HEALTH, INC.

By:	/s/ Robert D. Walter
Robert D. Walter, Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert D. Walter, Ivan K. Fong, Jeffrey W. Henderson and Eric R. Slusser, and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file any and all pre- or post-effective amendments to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 28, 2006.

Name	Title

/s/ Robert D. Walter Robert D. Walter	Chairman, Chief Executive Officer (principal executive officer) and Director

/s/ Jeffrey W. Henderson Jeffrey W. Henderson	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Eric R. Slusser Eric R. Slusser	Senior Vice President-Finance and Chief Accounting Officer and Controller (principal accounting officer)

/s/ George H. Conrades George H. Conrades	Director

/s/ Calvin Darden Calvin Darden	Director

/s/ John F. Finn John F. Finn	Director

/s/ Robert L. Gerbig Robert L. Gerbig	Director

/s/ John F. Havens John F. Havens	Director

/s/ J. Michael Losh J. Michael Losh	Director

/s/ John B. McCoy John B. McCoy	Director

/s/ Richard C. Notebaert Richard C. Notebaert	Director

/s/ Michael D. O’Halleran Michael D. O’Halleran	Director

/s/ David W. Raisbeck David W. Raisbeck	Director

/s/ Jean G. Spaulding, M.D. Jean G. Spaulding, M.D.	Director

/s/ Matthew D. Walter Matthew D. Walter	Director

EXHIBIT INDEX

Item 16.	Exhibits

Exhibit Number	Description

1.1	Proposed form of Underwriting Agreement (1)

4.1	Indenture dated as of May 1, 1993 between Cardinal Health and J.P. Morgan Trust Company, National Association (successor trustee to Bank One, Indianapolis, NA., formerly known as Bank One, Indianapolis, NA.), Trustee, relating to Cardinal Health’s 6% Notes Due 2006 (2)

4.2	Indenture dated as of October 1, 1996 between Allegiance Corporation and PNC Bank, Kentucky, Inc. (“PNC”), Trustee; and First Supplemental Indenture dated as of February 3, 1999 by and among Allegiance Corporation, Cardinal Health and Chase Manhattan Trust Company National Association (as successor in interest to PNC), Trustee (3)

4.3	Indenture dated as of April 18, 1997 between Cardinal Health and J.P. Morgan Trust Company, National Association (successor trustee to Bank One, N.A., formerly known as Bank One, Columbus, N.A.) Trustee, relating to Cardinal Health’s 5.85% Notes due 2017, 4.00% Notes due 2015, 6.25% Notes due 2008 and 6.75% Notes due 2011 (4)

4.4	Amended and Restated Articles of Incorporation of Cardinal Health (5)

4.5	Amended and Restated Code of Regulations of Cardinal Health, as amended (6)

4.6	Form of Debt Securities (7)

4.7	Specimen of Certificate for Common Shares (7)

5	Opinion of Baker & Hostetler LLP as to validity of the offered securities

12	Computation of Ratio of Earnings to Fixed Charges (8)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of J.P. Morgan Trust Company, National Association (successor trustee to Bank One, N.A., formerly known as Bank One, Columbus, N.A)

(1)	To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the Registration Statement.

(2)	Included as an exhibit to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (File No. 1-11373) and incorporated herein by reference.

(3)	Included as an exhibit to Cardinal Health’s Registration Statement on Form S-4 (No. 333-74761) and incorporated herein by reference.

(4)	Included as an exhibit to Cardinal Health’s Current Report on Form 8-K filed April 21, 1997 (File No. 1- 11373) and incorporated herein by reference.

(5)	Filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (File No. 1-11373) and incorporated herein by reference.

(6)	Included as an exhibit to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 1-11373) and incorporated herein by reference.

(7)	Included as an exhibit to Cardinal Health’s Registration Statement on Form S-3 (No. 333-62944) and incorporated herein by reference.

(8)	Included as an exhibit to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 (File No. 1-11373) and incorporated herein by reference.